Exhibit 99.1

FirstMerit Reports Earnings for Fourth Quarter and Full Year 2003

Akron, OH — January 15, 2004 — FirstMerit Corporation (Nasdaq: FMER) today announced full year 2003 net income of $121.0 million, or $1.42 per diluted share. This compares to $154.4 million, or $1.81 per diluted share, for fiscal year 2002. For the fourth quarter of 2003, FirstMerit reported net income of $6.5 million, or $0.07 per diluted share, compared to $36.6 million or $0.43 per share, for the prior-year quarter.

During the fourth quarter of 2003, FirstMerit completed several initiatives that reduced risk and strengthened the balance sheet. These initiatives included the previously announced sale of the Company’s $621 million portfolio of manufactured housing loans and prepayment of $221 million in Federal Home Loan Bank (FHLB) borrowings, as well as the previously announced sale of $22.6 million of commercial loans. As a result, after-tax earnings for the full year and fourth quarter 2003 were reduced by a total of $22.6 million or $0.27 per share which include an after-tax charge of $18.4 million, or $0.22 per share, related to the sale of the manufactured housing portfolio and prepayment of FHLB borrowings, and a $4.2 million or $0.05 per share increase in the provision for loan losses related to the sale of commercial loans. Results for 2003 also include an accounting charge of $688,000 after-tax, or $0.01 per share, representing the cumulative effect of application of FIN 46, a new accounting interpretation that requires consolidation of the special purpose entity that holds FirstMerit’s headquarters building.

Returns on average common equity (ROE) and average assets (ROA) for the full year were 12.4% and 1.14%, respectively, compared with 16.3% and 1.48% for 2002. Fourth quarter ROE and ROA were 2.6% and 0.24%, respectively, compared to 15.0% and 1.39% for the prior-year quarter.

Commenting on the quarter, John R. Cochran, Chairman and Chief Executive Officer, stated, “The steps we’ve taken this quarter were part of an ongoing effort to focus on our core businesses, make our balance sheet stronger and reduce our overall risk profile. The sale of our manufactured housing portfolio removed a high-risk, non-core business and the sale of commercial loans improved asset quality.

As a super-community bank, our strength lies in the delivery of financial services within our regional footprint. The slow pace of recovery in our local economy has delayed FirstMerit’s return to high-performance status. By focusing on our core businesses, and continuing with our risk-based approach to allocating resources, we believe FirstMerit is well positioned to return to higher levels of performance as the local economy improves.”

Total revenue, defined as net interest income on a fully tax-equivalent (FTE) basis plus non-interest income net of securities transactions, totaled $600.8 million for 2003, compared to $602.9 million reported in 2002. FTE net interest income was $396.2 million for 2003, a decline of 6.8% from $425.0 million in 2002, reflecting the impact of a 37 basis point decline in the net interest margin to 4.02%, partially offset by a 1.6% increase in average earning assets to $9.8 billion. For the fourth quarter of 2003, FTE net interest income was $95.1 million, a decline of 9.5% from the prior-year quarter due to a 42 basis point drop in the net interest margin to 3.86%.

Non-interest income excluding securities transactions was $204.6 million for 2003, an increase of $26.6 million, or 15.0%, from $178.0 million in 2002. Loan sales from mortgage banking activities and service charges on deposits accounted for 79.0% of the increase in 2003 fee income. For the fourth quarter, non-interest income excluding securities transactions was $48.1 million, a decline of $2.6 million, or 5.1%, from the prior-year fourth quarter. The decline reflects a lower level of mortgage banking activity and investment services, partially offset by higher levels of trust income and deposit service charges.

Non-interest expense totaled $327.0 million for 2003, compared to $287.0 million for 2002. Excluding the $26.2 million pre-tax charge associated with the sale of the Company’s manufactured housing portfolio and prepayment of $221 million in FHLB borrowings, non-interest expense totaled $300.8 million, a 4.8% increase over the prior year. Salary and benefits expense increased 9.2% for the year and other non-interest expenses were virtually unchanged from the prior year. For the fourth quarter of 2003, non-interest expenses excluding the pre-tax charge declined 3.6% from the prior-year quarter.

As already mentioned, in the fourth quarter of 2003, the Company sold $22.6 million of commercial loans and $621 million of manufactured housing loans, contributing to the $14.4 million decline in non-performing assets. Year over year, non-performing assets improved $8.4 million and ninety days past due improved $16.0 million. As a result of these steps, non-performing assets were 1.24% of period-end loans plus OREO at December 31, 2003, unchanged from the prior-year end, but down from 1.32% at the end of the third quarter. Net charge-offs totaled $98.0 million for the year, compared to $98.5 million for 2002, 1.37% and 1.34% of loans, respectively.

The Company recorded $102.2 million of loan loss provision in 2003. This compares with a provision of $98.6 million taken in 2002. In the fourth quarter, the provision was $32.7 million, which compares with a $26.0 million provision taken in the fourth quarter of 2002 and $22.5 million in the third quarter of 2003. The allowance for loan losses was reduced by $29.4 million for reserves associated with the asset sales. At year-end 2003, the allowance for loan losses was 1.49% of loans, reflecting the lower level of risk inherent in the portfolio, compared to 1.70% at December 31, 2002.

Assets at December 31, 2003 totaled $10.5 billion. Deposits totaled $7.5 billion at December 31, 2003 a decline of 2.7% over the last twelve months. Time deposits declined 18.5%, while lower-cost core deposits increased 11.1%. Core deposits now account for 61.1% of deposits, compared to 53.5% at December 31, 2002.

Shareholder’s equity was $987.2 million at December 31, 2003. During the fourth quarter, FirstMerit redeemed substantially all of the outstanding shares of its 6.5% Cumulative Convertible Preferred Stock. The Company’s capital position remains strong; as tangible equity to assets was 8.16% at quarter-end. The common dividend per share paid in 2003 was $1.02, a $0.04 increase from the prior year.

Fourth Quarter 2003 Highlights

Footprint Expands in Western Pennsylvania — FirstMerit added a commercial lending office in Wexford, Pennsylvania. The expansion is part of FirstMerit’s overall strategy to further its position as ‘the bank for owner managed businesses.’ The Company’s activities from the Wexford office include commercial lending, treasury management, international, capital markets, and deposit related services.

Conference Call: FirstMerit Corporation will host a conference call today, January 15, 2004, at 11:00 a.m. EDT.

To participate in the conference, please dial (800) 865-2821 five minutes before start time. No passcode is necessary. A replay will be available beginning 1:00 p.m., January 16, 2004, through 12:00 a.m., January 23, 2004, by dialing (800) 642-1687, reservation number 2757778.

The 2003 earnings release will be available at approximately 7:30 a.m. on the Internet at www.firstmerit.com under the Investor Relations portion of the Web site. Any material non-public information will be posted on the Web site immediately after the conference call ends.

FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.5 billion as of December 31, 2003, and 158 banking offices in 22 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

For Information Contact:
MEDIA:	ANALYSTS:
Kim Ravenda Benjamin	Mark DuHamel
(330) 996-6287	(330) 384-7535

FIRSTMERIT CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS	Quarters (Unaudited)
(Dollars in thousands)
	2003	2003	2003	2003	2002
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

Net interest income FTE (a)	$95,118	99,022	99,691	102,366	105,130
Provision for loan losses	32,733	22,540	23,442	23,496	26,000
Other income	46,752	57,661	53,881	51,852	51,454
Other expenses	101,167	76,196	75,714	73,875	77,739
FTE adjustment (a)	619	592	709	664	759
After-tax income before cumulative effect of change in accounting principle	7,170	39,278	36,927	38,282	36,629
Cumulative effect of change in accounting principle, net of tax	(688)	0	0	0	0
Net income	6,482	39,278	36,927	38,282	36,629
Income per diluted share before cumulative effect of change in accounting principle	0.08	0.46	0.44	0.45	0.43
Per share effect of cumulative effect of change in accounting principle	(0.01)	0.00	0.00	0.00	0.00
Diluted EPS	$0.07	0.46	0.44	0.45	0.43
PERFORMANCE RATIOS
Return on average assets (ROA)	0.24%	1.46%	1.40%	1.46%	1.39%
Return on average common equity (ROE)	2.63%	15.99%	15.09%	15.98%	15.03%
Net interest margin FTE (a)	3.86%	3.97%	4.06%	4.21%	4.28%
Efficiency ratio	70.46%	48.80%	50.17%	48.66%	49.74%
Number of full-time equivalent employees	3,021	3,187	3,209	3,187	3,050
MARKET DATA
Book value/common share	$11.65	11.64	11.71	11.54	11.40
Period-end common share mkt value	27.11	24.74	22.80	18.44	21.66
Market as a % of book	233%	213%	195%	160%	190%
Cash dividends/common share	$0.26	0.26	0.25	0.25	0.25
Common stock dividend payout ratio	371.43%	56.52%	56.82%	55.56%	58.14%
Average basic common shares	84,642	84,505	84,470	84,513	84,494
Average diluted common shares	85,086	84,982	84,880	84,891	84,917
Period end common shares	84,724	84,565	84,489	84,485	84,505
Common shares repurchased	0	0	29	80	25
Common stock market capitalization	$2,296,868	2,092,138	1,926,349	1,557,903	1,830,389
ASSET QUALITY
Gross charge-offs	$31,896	26,870	28,979	32,132	32,602
Net charge-offs	26,225	21,260	23,251	27,285	26,000
Allowance for loan losses	97,553	120,472	119,192	119,001	122,790
Nonperforming assets (NPAs)	81,166	95,602	88,349	87,598	89,534
Net charge-off/average loans ratio	1.48%	1.17%	1.30%	1.54%	1.41%
Allowance for loan losses/period-end loans	1.49%	1.66%	1.66%	1.67%	1.70%
NPAs/loans and other real estate	1.24%	1.32%	1.23%	1.23%	1.24%
Allowance for loan losses/nonperforming loans	132.47%	134.34%	144.38%	146.74%	149.14%
CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.38%	9.21%	9.23%	9.19%	8.97%
Average equity to assets	9.28%	9.15%	9.29%	9.17%	9.24%
Average equity to loans	13.91%	13.53%	13.73%	13.56%	13.26%
Average loans to deposits	92.55%	93.75%	92.83%	93.04%	93.27%
AVERAGE BALANCES
Assets	$10,531,679	10,646,746	10,577,897	10,603,837	10,458,614
Deposits	7,594,040	7,680,840	7,710,474	7,705,585	7,817,174
Loans	7,027,978	7,200,899	7,157,408	7,169,277	7,291,212
Earning assets	9,771,796	9,903,130	9,837,768	9,864,534	9,747,861
Shareholders’ equity	977,429	974,342	982,850	972,413	966,712
ENDING BALANCES
Assets	$10,473,635	10,648,301	10,665,444	10,558,797	10,688,206
Deposits	7,502,784	7,578,506	7,791,637	7,713,924	7,711,259
Loans	6,551,599	7,241,540	7,182,214	7,125,322	7,214,305
Goodwill	139,245	139,245	139,245	139,245	139,245
Intangible assets	5,536	5,759	5,980	6,203	6,425
Earning assets	9,676,415	9,869,693	9,816,593	9,798,781	9,901,954
Total shareholders’ equity	987,199	986,163	990,050	975,720	964,657

NOTES:

(a) — Net interest income on a fully-tax equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.